SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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Appian Corporation
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SUPPLEMENT TO PROXY STATEMENT

This Supplement to Proxy Statement, dated May 17, 2022, provides updated information with respect to the Annual Meeting of the Stockholders (the “Annual Meeting”) of Appian Corporation (the “Company”) to be held on June 7, 2022.
On or about April 26, 2022, the Company commenced the distribution of a Notice of 2022 Annual Meeting of Stockholders to its stockholders. This Supplement to Proxy Statement, which describes a recent change in the role of a proposed nominee for election to the Company’s Board of Directors (the “Board”) and corrects certain disclosure concerning the Board’s previous determination such director nominee is independent, should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede the information in the Definitive Proxy Statement. All page references are to pages of the Definitive Proxy Statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is highlighted with underlined text and removed language within restated language from the Definitive Proxy Statement is indicated by ~~strikethrough text~~.

The following supplemental disclosure replaces in its entirety the section entitled “INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—INDEPENDENCE OF THE BOARD OF DIRECTORS” beginning on page 9 of the Definitive Proxy Statement:

INDEPENDENCE OF THE BOARD OF DIRECTORS

Because our Chief Executive Officer, Mr. Calkins, owns in excess of 50% of the voting power of our outstanding capital stock, we are eligible to elect the “controlled company” exemption to the corporate governance rules for publicly-listed companies. However, we have not elected to do so. Therefore, as a listed company, the Nasdaq Stock Market (“Nasdaq”) listing standards require a majority of the members of our Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure the independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, our Board of Directors has undertaken a review of the independence of the nominated directors and considered whether any has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and director nominee concerning their background, employment, and affiliations, including family relationships, our Board of Directors determined that Messrs. Biddle, Boccassam, Devine, ~~McCarthy,~~ and Mulligan and Ms. Kilberg, representing ~~six~~five of our nine nominated directors, would be “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. Messrs. Calkins, Kramer, and Lynch ~~are~~ would not be considered independent because they are or were executive officers of the Company~~.~~, and Mr. McCarthy would not be considered independent because he will be serving as Acting Chief Operating Officer of the Company on a consultancy basis effective as of May 17, 2022, has been serving as an advisor to the Board, and receiving compensation in excess of $120,000 from the Company. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director and director nominee has with the Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee.